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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-20272

                          RESOURCE CAPITAL GROUP, INC.
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             (Exact name of registrant as specified in its charter)

     419 Crossville Road, Suite 204, Roswell, Georgia 30075; (770) 649-7000
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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           (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)  [ ]
             Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6           [ ]

         Approximate number of holders of record as of the certification or notice date: 140

         Pursuant to the requirements of the Securities Exchange Act of 1934, Resource Capital Group, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 26, 2003                By: /s/ Albert G. Schmerge, III
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                                       Albert G. Schmerge, III
                                       President, Chief Executive Officer and
                                       Chairman of the Board of Directors
                                       Resource Capital Group, Inc.